UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☐	Definitive Proxy Statement

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☐	Soliciting Material under Rule 14a-12

WCA Waste Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SUPPLEMENT #1 TO DEFINITIVE PROXY STATEMENT

This supplemental information should be read in conjunction with the Definitive Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission (the “SEC”) by WCA Waste Corporation (“WCA” or the “Company”) on February 8, 2012 (the “Definitive Proxy Statement”), which should be read in its entirety. Capitalized terms used but not defined herein have the meanings set forth in the Definitive Proxy Statement.

Litigation Related to the Merger

As previously disclosed on page 53 of the Definitive Proxy Statement, on December 29, 2011, a putative stockholder class action complaint related to the Agreement and Plan of Merger (the “Merger Agreement”), by and among the Company, Cod Intermediate, LLC, a Delaware limited liability company (“Parent”), and Cod Merger Company, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”) was filed by Tammy Newman (the “Newman Action”), a purported stockholder of WCA, in the District Court of Harris County, Texas (the “Court”). Parent is owned by Macquarie Infrastructure Partners II U.S., L.P. (“MIP II US”) and Macquarie Infrastructure Partners II International, L.P (“MIP II International”). The plaintiff filed an amended complaint on February 3, 2012. The complaint, as amended alleges that Board of Directors of WCA, WCA, MIP II US and MIP II International violated applicable law by breaching and/or aiding and abetting the other defendants’ breaches of their fiduciary duties of loyalty, due care, candor, independence, good faith and fair dealing. Among other remedies sought, the lawsuit seeks to enjoin the proposed Merger, unless and until the Company adopts and implements a procedure or process to obtain a merger agreement providing the highest possible value for stockholders and discloses all material information to stockholders about the Merger. On February 15, 2012, another putative stockholder class action complaint was filed in the District Court of Harris County, Texas, styled Graham v. WCA Waste Corp., et al., No. 2012-09500 (the “Graham Action”). In that suit, the plaintiff purports to assert similar claims against, and seek similar relief with respect to, the same defendants as in the Newman Action. The Company anticipates that the Graham Action will be consolidated with the Newman Action.

On February 14, 2012, the Company and the other parties to the Newman and the Graham Actions reached a settlement in principle, which provides for the dismissal with prejudice of the Newman Action and the Graham Action and a release of the defendants by a stockholder class from all present and future claims asserted in the Newman Action or the Graham Action (or otherwise relating to the Merger) in exchange for, among other things, the supplemental disclosure contained in this Supplement #1. In addition, as part of the settlement in principle, the Company (or its insurers or successors) has agreed to pay an amount not to exceed $350,000, or such lesser amount as the Court may award, to plaintiffs’ counsel for their fees and expenses. The proposed settlement is subject to further definitive documentation and to a number of conditions, including, without limitation, the completion of certain reasonable discovery by the plaintiffs and court approval of the proposed settlement. There is no assurance these conditions will be satisfied.

The settlement will not affect the merger consideration to be paid to the Company’s stockholders in connection with the proposed merger or the timing of the special meeting of stockholders scheduled for March 8, 2012.

Supplemental Disclosures

WCA and the other defendants vigorously deny all liability with respect to the facts and claims alleged in the Newman Action and the Graham Action, and specifically deny that any further supplemental disclosure was required or advisable under any rule, statute, regulation or law. Solely to avoid the burden, expense, risk, inconvenience and distraction of continuing the litigation related to the Newman Action and the Graham Action and to fully and finally resolve the claims alleged in the Newman Action and the Graham Action, WCA and the other defendants have agreed to the proposed settlement described above.

In connection with the settlement in principle of the Newman Action and the Graham Action, WCA agreed to make these supplemental disclosures to the Definitive Proxy Statement. These additional disclosures should be read in conjunction with the Definitive Proxy Statement, which should be read in its entirety. Without admitting in any way that the disclosures below are material or otherwise required by law, WCA makes the following supplemental disclosures:

The following disclosure supplements the discussion in the fourth paragraph under the heading “Background of the Merger” on page 23 of the Definitive Proxy Statement.

Company B did not provide the Company with specific reasons as to why it would not be able to make a formal proposal at or above $6.25.

The following disclosure supplements the discussion under the heading “Background of the Merger” on page 23 of the Definitive Proxy Statement by adding a new fifth paragraph.

The Company’s historic strategy has been to seek acquisition opportunities. The Company set an internal target to complete acquisitions during 2011 with an aggregate purchase price of $70 million. By the second quarter of 2011, the Company had completed the IESI Oklahoma and Emerald Waste acquisitions and had entered into an operating agreement with Stoughton Recycling Technologies that provided an option to acquire the business. The Company continued to pursue and evaluate potential strategic growth opportunities.

The following disclosure supplements the discussion under the heading “Background of the Merger” on page 26 of the Definitive Proxy Statement by adding a new paragraph following the carryover paragraph on page 26 of the Definitive Proxy Statement.

The Company’s Board elected not to appoint a special committee to conduct negotiations with Waste Industries because it did not believe that a committee was necessary or advisable under Delaware law. None of the directors had an interest in the proposed acquiring entity or any other disabling interest. See “The Merger—Interests of Certain Persons in the Merger.”

The following disclosure supplements the discussion under the heading “Selected Comparable Trading Analysis” on page 42 of the Definitive Proxy Statement by adding a new paragraph at the end of that subsection.

In deriving the foregoing ranges of implied equity value per share, Imperial Capital applied the following indicative trading multiple ranges to WCA’s relevant financial metrics:

	Indicative Trading Multiple Range	WCA’s Financial Metric
Pro Forma LTM Revenue	1.95x to 2.05x	$279.0MM
Pro Forma LTM EBITDA	6.6x to 7.6x	$63.1MM
Pro Forma 2011E Adjusted EBITDA	6.4x to 7.4x	$62.5MM
2012E Adjusted EBITDA	6.2x to 7.2x	$66.0MM

The following disclosure supplements the discussion under the heading “Selected Comparable Transactions Analysis” on page 43 of the Definitive Proxy Statement by adding a new paragraph at the end of that subsection.

In deriving the foregoing ranges of implied equity value per share, Imperial Capital applied the following indicative acquisition multiple ranges to WCA’s relevant financial metrics:

	Indicative Trading Multiple Range	WCA’s Financial Metric
Pro Forma LTM Revenue	2.04x to 2.14x	$279.0MM
Pro Forma LTM EBITDA	7.6x to 8.6x	$63.1MM

The following disclosure supplements the discussion under the heading “Discounted Cash Flow Analysis” on page 44 of the Definitive Proxy Statement by inserting the following after the first sentence on that page.

In deriving the weighted average cost of capital, Imperial Capital used the following assumptions:

Variable	Value
Cost of Debt	5.78%
Marginal Tax Rate	42%
Risk-free Rate	2.48%
Equity Risk Premium	6.70%
Beta	0.84
Size Premium	9.05%
Debt / Capital Ratio	43.9%

The following disclosure supplements the discussion under the heading “Overview of Analyses; Other Considerations” on page 44 of the Definitive Proxy Statement by adding a new paragraph at the beginning of that subsection.

In performing the Selected Comparable Trading Analysis, Selected Comparable Transactions Analysis and the Discounted Cash Flow Analysis, Imperial Capital subtracted the value of the preferred stock liquidation preference from the calculated equity value. Imperial Capital further concurred with management’s determination not to ascribe any additional value to the Company’s state and federal net operating losses (“NOLs”). Because the Company’s ability to utilize its NOLs to offset future taxable income was limited, any resulting value, if any, would be de minimis, particularly in comparison to the value of the overall transaction.

Cautionary Statement Concerning Forward-Looking Information

This filing contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. Forward-looking statements generally include discussions and descriptions other than historical information. These forward-looking statements can generally be identified as such because the context of the statement will include words such as “trend,” “may,” “annualized,” “should,” “outlook,” “project,” “intend,” “seek,” “plan,” “believe,” “anticipate,” “expect,” “estimate,” “potential,” “continue,” “goal,” or “opportunity,” the negatives of these words, or similar words or expressions. The forward-looking statements made herein are only made as of the date of this filing and we undertake no obligation to publicly update such forward looking statements to reflect subsequent events or circumstances. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, such as the possibility that the proposed transaction does not close, including, but not limited to, due to a failure to satisfy the closing conditions, the failure of the stockholders of WCA to approve the proposed transaction, the possibility that WCA will not obtain necessary regulatory approvals to consummate the proposed transaction and other risk factors detailed in the reports filed with the SEC by WCA.

Additional Information and Where to Find It

WCA has filed with the SEC a Definitive Proxy Statement and other relevant materials in connection with the merger described above. The Definitive Proxy Statement was sent or given to the stockholders of WCA on or about February 8, 2012. Before making any voting or investment decision with respect to the merger, stockholders are urged to read the Definitive Proxy Statement and other relevant materials because they contain important information about the merger. The Definitive Proxy Statement and other relevant materials, and any other documents filed by WCA with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov or at WCA’s website at www.wcaa.com. The information on WCA’s website is not part of this filing, and therefore it not incorporated by reference.

Participants in Solicitation

WCA and each of its executive officers, directors and other members of its management and employees, under SEC rules, may be deemed to be participants in the solicitation of proxies from WCA’s stockholders in favor of the proposed transaction. A list of the names of WCA’s executive officers and directors and a description of their respective interests in WCA are set forth in WCA’s annual report on Form 10-K for the fiscal year ended December 31, 2010 and the Definitive Proxy Statement and other relevant materials filed with the SEC in connection with the merger. Certain executive officers and directors of WCA have interests in the proposed transaction that may differ from the interests of stockholders generally, including benefits conferred under retention, severance and change in control arrangements and continuation of director and officer insurance and indemnification. These interests and any additional benefits in connection with the proposed transaction are described in the Definitive Proxy Statement relating to the merger.

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